Exhibit 10.2

AMENDMENT TO CHANGE IN CONTROL AND SEVERANCE AGREEMENT

This Amendment to Change in Control and Severance Agreement (the “Amendment”) is made and entered into by and between Endocyte, Inc., a Delaware corporation (the “Company”), and              (“Employee”), effective          , 2018, to amend the Change in Control and Severance Agreement (“Agreement”) made and entered into effective as of          , 20  , by and between the Company and Employee.  Capitalized terms used but not defined herein shall have the meanings set forth in the Agreement.

1.                                      Section 5 of the Agreement is amended in its entirety to read as follows:

5.                                      Excise Tax Gross-Up.

(a)                                 In the event it is determined that any severance, payment or distribution by the Company to or for the benefit of Employee (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise, but determined without regard to any additional payments required under this Section 5 (“Payment” and, collectively, the “Payments”)) would be subject to the excise tax imposed by Section 4999 of the Code, or any interest or penalties are incurred by Employee with respect to such excise tax (such excise tax, together with any such interest and penalties, are hereinafter collectively referred to as the “Excise Tax”), then Employee shall be entitled to receive, except as provided in Section 5(c), an additional payment (a “Gross-Up Payment”) in an amount such that after payment by Employee of all taxes (including any interest or penalties imposed with respect to such taxes), including, without limitation, any income taxes (and any interest and penalties imposed with respect thereto) and any Excise Tax imposed upon the Gross-Up Payment, Employee retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon the Payments.

(b)                                 All determinations required to be made under this Section 5, including whether and when a Gross-Up Payment is required, the amount of such Gross-Up Payment, the calculation of any Overage Amount (as defined in Section 5(c)), and the assumptions to be utilized in arriving at such determinations, shall be made by the Company’s independent registered public accounting firm, legal counsel or such other nationally recognized accounting firm selected by the Company (the “Firm”).  Employee shall provide the Firm and the Company with such information and documents as the Firm and the Company shall reasonably request in order to make the determination pursuant to Section 5.  The Firm may rely on reasonable, good faith assumptions and approximations concerning the application of Section 4999 of the Code.  All fees and expenses of the Firm shall be borne solely by the Company.  The initial

Gross-Up Payment (if any), as determined pursuant to this Section 5 and except as provided in Section 5(c), shall be paid by the Company to Employee or remitted to the Internal Revenue Service, as applicable, within 30 days following the date on which the Excise Tax is paid by Employee or withheld by the Company.  Any determination by the Firm shall be binding upon the Company and Employee.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Firm hereunder, it is possible that Gross-Up Payments which will not have been made by the Company should have been made (“Underpayment”) or that Gross-Up Payments which will have been made should not have been made (“Overpayment”), consistent with the calculations required to be made hereunder.  In such event, as soon as practicable following the first anniversary of the Closing Date, the Firm shall determine the amount of the Underpayment or Overpayment, as applicable and subject to Section 5(c), that has occurred and (i) in the event of an Underpayment, any such Underpayment shall be promptly paid by the Company to or for the benefit of Employee and (ii) in the event of an Overpayment, Employee shall repay to the Company an amount in cash equal to the Overpayment as soon as practicable but no later than twenty (20) business days after Employee is informed in writing of such Overpayment.  For the purposes of this section, “Closing Date” shall have the meaning set forth in the Agreement and Plan of Merger dated as of October 17, 2018, by and among Novartis AG, Edinburgh Merger Corporation, and the Company.

(c)                                  Employee acknowledges and agrees that, in no event shall the Gross-Up Payment payable to all employees of the Company exceed $5,000,000 in the aggregate.  In the event that the sum of Employee’s Gross-Up Payment and all gross-up payment obligations of the Company, whether pursuant to this Agreement or otherwise (collectively, “All Gross-Up Payments”), exceeds $5,000,000 (the “Payment Cap”), then the Gross-Up Payment to which Employee is entitled under Section 5(a) shall be decreased by the Overage Amount, as defined below.  The estimated amount of Employee’s Gross-Up Payment and the estimated aggregate amount of All Gross-Up Payments are set forth on Schedule A hereto.  The “Overage Amount” shall be calculated using the following formula:

If the Payment Cap is exceeded and Employee has already received the Gross-Up Payment, then Employee shall repay the Company an amount in cash equal to the Overage Amount as soon as practicable but no later than twenty (20) business days after Employee is informed in writing of such Overage Amount.  In addition, the Company shall have the power and the right to deduct or withhold from amounts otherwise payable to Employee an amount equal to the Overage Amount.  Notwithstanding Section 5(b), if

the Payment Cap is exceeded prior to Employee receiving the Gross-Up Payment, then the Gross-Up Payment to be paid to Employee by the Company shall be decreased by the Overage Amount and shall be subject to the Company’s recovery of Overage Amounts from other applicable employees.

2.                                      This Amendment, together with the Agreement, represents the entire understanding and agreement between the parties hereto with respect to the subject matter hereof and supersedes all prior oral and written and all contemporaneous oral negotiations, commitments and understandings between such parties.

3.                                      This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute the same instrument.

4.                                      This Amendment may not be modified or amended except by a written agreement duly executed by both parties hereto.

IN WITNESS WHEREOF, Employee and the Company have executed this Amendment, intending it to be effective as of the date first written above.

COMPANY:	EMPLOYEE:

ENDOCYTE, INC.

By:
[Name]	[Name]
[Title]

SCHEDULE A

Estimated Amount of Employee’s Gross-Up Payment: $[                    ]

Estimated Amount of All Gross-Up Payments: $[                    ]